Exhibit 99.16

FIRST MODIFICATION AND WAIVER AGREEMENT

This First Modification and Waiver Agreement (“Agreement”) dated as of July 20, 2006 is entered into by and among BlastGard International, Inc., a Colorado corporation (the “Company”) and the subscribers identified on the signature page hereto (each a “Subscriber” and collectively “Subscribers” or the “Parties”).

WHEREAS, the Company and the Subscribers are parties to a Securities Purchase Agreement (“SPA”) dated June 22, 2006 relating to an aggregate investment of $1,200,000 by Subscribers in secured notes (“Notes”) convertible into Common Stock of the Company and Common Stock Purchase Warrants (“Warrants”); and

WHEREAS, the Company is seeking to enter into a Consulting Agreement with The Investor Relation Group, Inc., a copy of which is appended hereto (the “IRG Agreement”), which would involve the issuance of shares of Common Stock pursuant to said agreement; and

WHEREAS, the Company is seeking to enter into a Consulting Agreement with Patrick Doherty, a copy of which is appended hereto (the “Doherty Agreement”), which would involve the issuance of options to purchase shares of Common Stock in accordance with the provisions contained in Section 2 of said agreement; and

WHEREAS, the Subscribers have certain anti-dilution rights contained in their Notes and Warrants and the Company is asking the Subscribers to make certain concessions with respect to the their Notes and Warrants and any related Transaction Documents so that the Company may enter into the proposed IRG Agreement and Doherty Agreement; and

WHEREAS, the Company and Subscribers desire to restructure the terms of the Transaction Documents and Warrants to their mutual benefit.

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscribers hereby agree as follows:

1. For the purposes of the Company’s execution of the IRG Agreement and Doherty Agreement, the Subscribers agree to modify the definition of “Exempt Issuance” in the SPA to read as follows:

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors, or legal counsel of the Company (provided that such issuances to legal counsel shall have an effective price per share equal to the greater of (i) $1.00 (subject to adjustment for reverse and forward stock splits and the like) or (ii) 130% of the average of the 10 VWAPs immediately preceding the issuance date) pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose or a majority of the stockholders of the Company, (b) shares of Common Stock to consultants, provided that such issuances to consultants (i) shall not exceed an aggregate of 500,000 shares (subject to adjustment for reverse and forward stock splits and the like) in any 12 month period and (ii) shall have an effective price per share equal to the greater of (i) $1.00 (subject to adjustment for reverse and forward stock splits and the like) or (ii) 130% of the average of the 10 VWAPs immediately preceding the issuance date, (c) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, with the exceptions of (i) the amendments set forth in the Modification Agreement and (ii) the amendments set forth in the Modification and Waiver Agreements, which amendments shall have occurred and been approved by each Purchaser prior to the Closing Date, (d) Series F Warrants to the December 2004 Investors pursuant to the terms of the Modification Agreement, (e) Common Stock purchase warrants to Source Capital Group, Inc. (or its transferees or assigns) in payment of a finder fee and to Company

Counsel (or its transferees or assigns) in payment for legal services in connection with the sale of Debentures hereunder, provided that (i) such issuance to Source Capital Group shall have an exercise price as set forth in the engagement letter with the Company dated February 23, 2006, but in no event shall such exercise price be less than $1.00 and (ii) such issuance to Company Counsel shall have an exercise price equal to at least $1.00, (f) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (g) securities issued pursuant to the IRG Agreement and the Doherty Agreement or (h) Common Stock issuable upon the exercise of any options granted pursuant to the Doherty Agreement.

2. This Agreement shall be deemed to be effective as of June 22, 2006, the execution date of the SPA and related Transaction Documents.

3. All other terms and conditions of the SPA and related Transaction Documents shall remain in full force and effect.

4. This Modification and Waiver Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof. A copy of this Agreement annexed to the SPA shall be sufficient to reflect the amendment thereto.

5. Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it and that the SPA as amended by this Modification Agreement represents the entire agreement between the parties.

BLASTGARD INTERNATIONAL, INC.
the “Company”

By:
(authorized officer)

Subscriber 1

By:
(authorized officer)

Subscriber 2

By:
(authorized officer)